Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

Charter One Financial, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-57196 of Charter One Financial, Inc. on Form S-4 of our report dated January 23, 2001 (which expresses an unqualified opinion and refers to the report of other auditors on the consolidated financial statements of St. Paul Bancorp, Inc., which was merged with Charter One Financial, Inc.), appearing in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
April 20, 2001